                                                                   Exhibit 99.01

FIRST QUARTER 2001 RESULTS

On April 26, 2001, Exodus Communications, Inc. reported first quarter 2001 revenues of $348.7 million, a 24 percent increase over the fourth quarter 2000, and a 163 percent increase over the first quarter 2000.

EBITDA profit was $5.5 million for the first quarter 2001, compared to $26.5 million in the fourth quarter 2000, and to a $7.9 million EBITDA loss for the first quarter 2000. EBITDA is defined as earnings before interest, taxes, depreciation, amortization, and other noncash charges (see footnote 6 of the Condensed Consolidated Statements of Operations attached).

Cash net loss was $118.3 million for the first quarter 2001, or $0.22 per share, compared with a cash net loss of $55.8 million, or $0.13 per share, for the fourth quarter 2000, and a cash net loss of $60.2 million, or $0.16 per share, for the first quarter 2000. (Cash net loss is defined in footnote 7 of the Condensed Consolidated Statements of Operations attached.)

Due primarily to a decline in the valuation of comparable companies, Exodus(R) recognized a $395.4 million nonrecurring noncash charge for the decrease in the carrying value of its investments, including Mirror Image Internet. In addition, the Company recorded $52 million in restructuring and merger-related accruals as a result of the acquisition of GlobalCenter during the quarter, and recognized $30.6 million of merger, restructuring and asset impairment charges.

Net loss for the first quarter of 2001 was $649.6 million or $1.21 per share, compared to $65.2 million or $0.15 per share in the fourth quarter 2000, and $68.0 million or $0.19 per share in the first quarter 2000.

During the first quarter, Exodus booked approximately $200 million of gross new annualized recurring revenue from both new and existing customers. Assuming the current backlog is combined with Exodus' installed customer base at quarter end, and assuming no churn or cancelled orders, the annualized revenue run rate of recurring revenue would be approximately $1.48 billion.

For the combined new Company, average annualized revenue per IDC customer was $323,000 in the first quarter 2001 compared with $329,000 in the fourth quarter 2000 as a result of the acquisition of GlobalCenter, which had lower annualized revenues per IDC customer. Combined with GlobalCenter, our annualized churn was 6 percent at quarter end. Churn is defined as the annualized monthly recurring revenues for installed customers who completely cancelled service during the previous twelve months divided by the annualized revenue run rate at quarter end of recurring revenue, which includes installed customer revenues and backlog.

First Quarter Highlights

Operational and financial highlights for the first quarter, including GlobalCenter, are as follows:

     .  Total revenue mix consisted of:

             45 percent from infrastructure

             32 percent from managed and professional services

             23 percent from Internet connectivity

     .  Gross margins were:

             27 percent of revenue, or $92.4 million

             43 percent of revenue, or $148.4 million, excluding depreciation and amortization

     . The number of EBITDA positive IDCs increased to 27 from 20 in the previous quarter

     . Cash and cash equivalents exceeded $1.1 billion at quarter end, including restricted cash

     . Capital expenditures were $467 million and principally represented investments to build and expand IDCs

     .  Days sales outstanding were 61 days

About Exodus Communications

Exodus Communications is the leading provider of complex Internet hosting for enterprises with mission-critical Internet operations. The Company offers sophisticated system and network management solutions, along with professional services to provide optimal performance for customers' Web sites. Exodus manages its network infrastructure via a worldwide network of IDCs located in North America, Europe and Asia Pacific. More information on Exodus can be found at www.exodus.net.

Forward Looking Statements

This report contains forward-looking statements, including business and financial projections, descriptions of management's plans and objectives, and statements about future operations, such as the statements related to growth in Exodus' business, additional IDCs, revenues, EBITDA, cash net loss, capital expenditures, revenue per customer, gross margin and bookings. Actual results may differ materially from those projected in these forward-looking statements. Factors that could affect the forward-looking statements include: the operational challenges of developing, deploying and delivering Exodus' services; competition from existing and new competitors; the risk that customer orders or services may be delayed or cancelled as a result of economic uncertainties or other reasons; the risk that some customers will have difficulty paying for services as a result of their financial difficulties; challenges involved in opening new IDCs and delivering services when requested by our customers; unanticipated delays in integrating our operations with those of GlobalCenter; difficulties associated with international operations and expansion; and uncertain demand for our services. The matters discussed in this report also involve risks and uncertainties described from time to time in Exodus' filings with the SEC including its most recent Forms 10-Q, Forms 8-K, and Form 10-K. Exodus assumes no obligation to update any forward-looking information contained in this report.

Exodus, Exodus Communications and GlobalCenter are trademarks of Exodus Communications, Inc., or its subsidiaries and are registered in certain jurisdictions. All other trademarks mentioned in this document are the property of their respective owners.

                          EXODUS COMMUNICATIONS, INC.
                            CONDENSED CONSOLIDATED
                           STATEMENTS OF OPERATIONS
                     (in thousands, except per share data)



                                                                        Three Months Ended
                                                                March 31,               March 31,
                                                                  2001                    2000
                                                               ----------               ---------
Revenue
   Service revenue....................................         $  300,210               $ 124,344
   Other revenues.....................................             48,448                   8,127
                                                               ----------               ---------
                     Total Revenue....................            348,658                 132,471
Cost of Revenue
   Cost of service revenue............................            214,476                  88,135
   Cost of other revenues.............................             41,759                   6,158
                                                               ----------               ---------
       Cost of revenues (1)...........................            256,235                  94,293
                                                               ----------               ---------
                     Gross profit.....................             92,423                  38,178

Operating expenses:
   Marketing and sales................................             67,273                  30,882
   General and administrative.........................             78,065                  26,612
   Product development................................              5,825                   3,850
   Amortization of goodwill and other
    intangible assets.................................            103,563                   7,769
   Merger, restructuring and asset
    impairment charges (3)............................             30,604                      -
                                                               ----------               ---------
                     Total operating expenses(2)......            285,330                  69,113
                                                               ----------               ---------

Operating loss........................................           (192,907)                (30,935)

Interest and other income (expense):
                     Interest income..................             14,081                  13,144
                     Interest expense.................            (70,362)                (38,309)
                     Loss on equity method
                     investments......................             (1,733)                     -
                     Loss on impairment of
                      investments.....................           (395,400)                     -
                     Other expense, net...............             (3,278)                 (3,553)
                                                               ----------               ---------
                     Total interest and other
                      expense, net....................           (456,692)                (28,718)

Net loss before cumulative effect of
 change in accounting principle.......................           (649,599)                (59,653)

Cumulative effect of change in accounting
 principle (4)........................................                 -                   (8,352)
                                                               ----------               ---------
Net loss..............................................         $ (649,599)              $ (68,005)
                                                               ==========               =========
                                                                                                    `
Basic and diluted net loss per share (5)..............         $    (1.21)              $   (0.19)
                                                               ==========               =========

Shares used in computing basic and
   diluted net loss per share.........................            535,153                 366,038
                                                               ==========               =========

EBITDA (6)............................................         $    5,460               $  (7,926)
                                                               ==========               =========

Cash net loss (7).....................................         $ (118,299)              $ (60,236)
                                                               ==========               =========

(1) Cost of revenues includes depreciation and amortization of $56.0 million and $20.2 million for the three-months ended March 31, 2001 and 2000, respectively.

(2) Total operating expenses include depreciation and amortization of $111.7 million and $11.1 million for the three-months ended March 31, 2001 and 2000, respectively.

(3) In March 2001, in connection with the GlobalCenter acquisition, the Company announced plans to consolidate certain sales and administration offices and to stop certain IDC design and investigation projects in geographies where the combined company had sufficient facilities. The Company determined that these actions would maximize efficiencies. As a result, during the quarter ended March 31, 2001, the Company recorded $52 million in merger and restructuring related accruals. The $30.6 million merger, restructuring and asset impairment charges for the quarter ended March 31, 2000 includes $23.8 million related to the write off of construction in progress, capital assets and other assets, $4.3 million of lease termination, related office closure costs and contract cancellation costs and $2.5 million of charges related to acquisition integration.

(4) Results for the quarter ended March 31, 2000 include the effect of adopting Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. Revenue for the quarter ended March 31, 2000 includes the realization of $8.8 million of deferred revenue that was included in the cumulative effect of change in accounting principle.

(5) Basic and diluted net loss per share before amortization of goodwill and intangible assets for the three-months ended March 31, 2001 was $1.02.

(6) ``EBITDA'' represents income (loss) before net interest and other income (expense), income taxes, depreciation, amortization (including amortization of deferred stock compensation) and other noncash charges, including but not limited to losses on disposal of fixed assets, gains or losses on equity investments, losses on impairment of investments, and merger, restructuring and asset impairment charges. Although EBITDA should not be used as an alternative to operating loss or net cash provided by (used for) operating activities, investing activities or financing activities, each as measured under generally accepted accounting principles, and, although EBITDA may not be comparable to other similarly titled information from other companies, our management believes that EBITDA is an additional meaningful measure of performance and liquidity.

(7) ``Cash net loss'' represents net earnings or loss excluding the impact of amortization of goodwill and other intangible assets, gains or losses on equity investments, losses on impairment of investments, merger, restructuring and asset impairment charges and other non-cash charges.

                          EXODUS COMMUNICATIONS, INC.
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (in thousands)




                                                                                    March 31,             December 31
                                                                                      2001                   2000
                                                                                 --------------          -------------
Assets

Current assets:
   Cash and cash equivalents.........................................               $ 1,042,940             $  805,036
   Accounts receivable, net..........................................                   238,311                175,645
   Prepaid expenses and other current assets.........................                   100,519                 65,152
                                                                                 --------------          -------------
      Total current assets...........................................                 1,381,770              1,045,833
Property and equipment, net..........................................                 2,678,614              1,760,701
Restricted cash equivalents..........................................                    90,928                 87,383
Goodwill and other intangible assets.................................                 1,765,911                181,284
Marketable equity securities and investments.........................                    43,460                413,509
Other assets.........................................................                   411,505                405,648
                                                                                 --------------          -------------
                                                                                    $ 6,372,188             $3,894,358
                                                                                 ==============          =============

Liabilities and Stockholders' Equity

Current liabilities:
   Current portion of equipment loans, line of credit facilities, and
      other notes payable............................................               $     8,118             $    7,240
   Current portion of capital lease obligations......................                    73,204                 48,250
   Accounts payable..................................................                   426,677                395,180
   Accrued expenses..................................................                   269,614                 84,954
   Accrued interest payable..........................................                    66,237                 99,578
                                                                                 --------------          -------------
      Total current liabilities......................................                   843,850                635,202
Equipment loans, line of credit facilities and other notes
   payable, less current portion.....................................                   251,568                216,618
Capital lease obligations, less current portion......................                    74,218                 64,953
Convertible subordinated notes.......................................                 1,127,834                552,834
Senior notes.........................................................                 1,935,992              1,951,208
Other non-current liabilities........................................                    20,945                  9,634
                                                                                 --------------          -------------
      Total liabilities..............................................                 4,254,407              3,430,449
                                                                                 --------------          -------------

Stockholders' equity:
  Common stock.......................................................                       553                    429
  Additional paid-in capital.........................................                 3,278,326                938,148
  Deferred stock compensation........................................                      (818)                (1,006)
  Accumulated deficit................................................                (1,134,153)              (484,554)
  Accumulated other comprehensive (loss) income......................                   (26,127)                10,892
                                                                                 --------------          -------------
      Total stockholders' equity.....................................                 2,117,781                463,909
                                                                                 --------------          -------------
                                                                                    $ 6,372,188             $3,894,358
                                                                                 ==============          =============